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                                                                   EXHIBIT 16.1

                        [ARTHUR ANDERSEN LLP LETTERHEAD]

June 14, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, D.C. 20549


Dear Sir/Madam:

We have read paragraphs two through four of Item 4 included in the Form 8-K, that announces the dismissal of Arthur Andersen, dated June 11, 2002 of National Wine & Spirits, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP
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ARTHUR ANDERSEN LLP

Cc:  Patrick Trefun - National Wine & Spirits, Inc.